                                                                    Exhibit 12.0

                       TRI-STATE OUTDOOR MEDIA GROUP, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                     Year Ended December 31
                                                 1996        1997         1998
                                                 ----        ----         ----
Loss before income taxes                       $   (895)   $ (3,445)   $ (9,842)
Add
   Portion of rent expenses representative
     of the interest factor                         385         571       1,049
   Interest on indebtedness                      $1,941      $4,200     $10,417
                                               --------    --------    --------
           Income (loss) as adjusted           $  1,431    $  1,326    $  1,624
                                               ========    ========    ========
Fixed charges
   Interest on indebtedness (1)                   1,941       4,200      10,417
                                               --------    --------    --------
Rent expenses:                                    1,156       1,713       3,146
                                               --------    --------    --------
Portion or rent expenses representative
   of interest factor (2)                           385         571       1,049
                                               --------    --------    --------
     Fixed charges (1)+(2)                     $  2,326    $  4,771    $ 11,466
                                               ========    ========    ========
Ratio of earnings to fixed charges                   --          --          --
                                               ========    ========    ========